Exhibit 10.46

Boyd Gaming Corporation

Change-in-Control
Severance Plan for Tier I, II and III Executives

December 7, 2006

Boyd Gaming Corporation
Change-in-Control Severance Plan for Tier I, II and III Executives

Article 1. Establishment and Term of the Plan

1.1 Establishment of the Plan. Boyd Gaming Corporation (hereinafter referred to as the "Company") hereby establishes a severance plan to be known as the Boyd Gaming Corporation Change-in-Control Severance Plan for Tier I, II and III Executives" (the "Plan"). The Plan provides severance benefits to certain employees (as identified in Appendix A) of the Company ("Executive" or "Executives") upon certain terminations of employment from the Company.

The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company.

1.2 Plan Term. This Plan will commence on December 7, 2006 (the "Effective Date") and shall continue in effect for two full calendar years (through December 6, 2008) (the "Initial Term").

The Initial Term of this Plan automatically shall be extended for two additional years at the end of the Initial Term, and then again after each successive two-year period thereafter (each such two-year period following the Initial Term a "Successive Period"). However, the Company may terminate this Plan entirely or terminate any individual Executive's participation in the Plan at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving all Executives (or select Executives if terminating select Executives' participation in the Plan) written notice of intent not to renew, delivered at least six (6) months prior to the end of such Initial Term or Successive Period. If such notice is properly delivered by the Company (in accordance with Section 8.3), this Plan, along with all corresponding rights, duties, and covenants shall automatically expire (with respect to all applicable persons if terminating select Executives' participation) at the end of the Initial Term or Successive Period then in progress.

1.3 Change-in-Control Renewal. In the event that a Change in Control of the Company occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Plan shall automatically and irrevocably be renewed for a period of twenty-four (24) full calendar months from the effective date of such Change in Control. This Plan shall thereafter automatically terminate following the twenty-four (24) month Change in Control renewal period. Further, this Plan shall be assigned to, and shall be assumed by the purchaser in such Change in Control, as further provided in Article 7 herein.

Article 2. Definitions

Wherever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a) "Plan" means this Boyd Gaming Corporation Change-in-Control Severance Plan for Tier I, II and III Executives.

(b) "Affiliate" and "Associate" shall have the same meaning ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c) "Base Salary" means, at any time, the then regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(d) "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(e) "Board" or "Board of Directors" means the Board of Directors of the Company.

(f) "Boyd Family" shall mean William S. Boyd, his spouse, any direct descendant or spouse of such descendant, or any direct descendent of such spouse, and any trust or estate in which each person who has a current beneficial income interest, directly or indirectly through one or more intermediaries, in capital stock of the Company is one of the foregoing persons. The members of the Boyd Family shall be deemed to beneficially own any capital stock of a corporation held by any other corporation (the "parent corporation") so long as the members of the Boyd Family beneficially own, directly or indirectly through one or more intermediaries, in the aggregate fifty percent (50%) or more of the total voting power of the capital stock of the parent corporation.

(g) "Cause" shall mean the occurrence of any one or more of the following:

(i) The Executive's willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive's Disability), after a written demand from the Committee for substantial performance is delivered to the Executive that specifically identifies the manner in which the Committee believes that the Executive has not substantially performed his duties and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Committee;

(ii) Gross negligence in the performance of the Executive's duties;

(iii) The Executive's conviction of, or plea of guilty or nolo contendere, to any felony, whatsoever, or any other crime involving the personal enrichment of the Executive at the expense of the Company;

(iv) The Executive's willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(v) Willful violation of any provision of the Company's code of conduct; or

(vi) Willful violation of any of the covenants contained in Article 4, as applicable, after written notice is delivered to the Executive that specifically identifies the violation and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Committee.

(h) "Change in Control" shall occur if any of the following events occur:

(i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company, by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, or is controlled by, or is under common control with, the Company or a Permitted Holder) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total voting combined voting power of the Company's outstanding securities; or

(ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(i) "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.

(j) "Committee" means any committee appointed by the Board to administer this Plan.

(k) "Company" means Boyd Gaming Corporation, a Nevada corporation, and any successor thereto as provided in Article 7 herein.

(l) "Continuing Directors" means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(m) "Disability" or "Disabled" means a permanent and total disability determined in accordance with uniformity and nondiscrimination standards adopted by the Committee from time to time.

(n) "Effective Date of Termination" means the date on which a Qualifying Termination occurs, as provided in Section 3.2 herein, which triggers the payment of Severance Benefits hereunder.

(o) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(p) "Good Reason" means, without the Executive's express written consent, the occurrence after a Change in Control of the Company of any one (1) or more of the following:

(i) The Company's requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive's principal job location or office immediately prior to the Change in Control; except for required travel on the Company's business to an extent substantially consistent with the Executive's then present business travel obligations;

(ii) A reduction by the Company of the Executive's Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time;

(iii) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company's obligations under this Plan, as contemplated in Article 7 herein, unless the assignment occurs by operation of law;

(iv) A material breach of this Plan by the Company which is not remedied by the Company within ten (10) business days of receipt of written notice of such breach delivered by the Executive to the Company; and

(v) A change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from the Executive's status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with the Executive's status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such offices or positions, except in connection with the termination of the Executive's employment for Disability, Cause, as a result of the Executive's death or by the Executive.

Unless the Executive becomes Disabled, the Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

(q) "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(r) "Permitted Holder" means the Boyd Family and any "group" (as defined in Section 13(d) of the Exchange Act) comprised solely of members of the Boyd Family.

(s) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

(t) "Qualifying Termination" means any of the events described in Section 3.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

(u) "Separation from Service" shall have the same meaning as proscribed in Code Section 409A and the regulations thereunder and "Separates from Service" shall mean the occurrence of a Separation from Service.

(u) "Severance Benefits" means the severance benefits as provided in Section 3.3(a) through 3.3(e) herein.

(v) "Specified Employee" means as of the date of Separation from Service, a specified employee as defined Code Section 409A and the regulations thereunder.

Article 3. Severance Benefits

3.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 3.3 herein, if during the term of this Plan there has been a Change in Control of the Company and if, within twenty-four (24) calendar months thereafter, the Executive's employment with the Company shall end for any reason specified in Section 3.2 herein as being a Qualifying Termination. For any Executive who is not a Specified Employee, the Severance Benefits described in Section 3.3(a), 3.3(b), 3.3(c) and 3.3(e) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the date of Qualifying Termination, but, in no event later than thirty (30) calendar days from such date. For Specified Employees, the Severance Benefits described in Section 3.3(a), 3.3(b), 3.3(c) and 3.3(e) herein shall be paid in cash in a single lump sum as soon as administratively practicable on a date on or after the date six (6) months following the date of Qualifying Termination.

3.2 Qualifying Termination. The occurrence of any one or more of the following events (a "Qualifying Termination") within twenty-four (24) calendar months immediately following a Change in Control of the Company shall trigger the payment of Severance Benefits to the Executive, as such benefits are described under Section 3.3 herein:

(a) The Company's involuntary termination of the Executive's employment without Cause; or

(b) The Executive's voluntary termination of employment for Good Reason.

A Qualifying Termination shall also include an involuntary termination of the Executive's employment without Cause by the Company within six (6) months prior to a Change in Control if such termination occurs in connection with, and at the request of any third party involved in, the Change-in-Control transaction. In any such event, the date of Qualifying Termination shall be deemed to be the date of the Change in Control. A Qualifying Termination shall not include a termination of the Executive's employment within twenty-four (24) calendar months after a Change in Control by reason of death, Disability, the Executive's voluntary termination without Good Reason, or the Company's involuntary termination of the Executive's employment for Cause.

3.3 Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2 herein, subject to Section 3.3(f), and if the Executive signs a General Release in a form generally acceptable to the Company that releases the Company and its Affiliates from any and all claims the Executive may have against them and which also certifies the Executive's willingness to comply with Article 4 of this Plan, the Company shall pay to the Executive and provide the Executive with the following:

(a) A lump-sum cash amount equal to the Executive's unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination.

(b) A lump-sum cash amount equal to the sum of:

(i) For Tier One Executives-three (3)

(ii) For Tier Two Executives-two (2)

(iii) For Tier Three Executives-one (1)

multiplied by: (a) the Executive's annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control, or, if greater, upon the occurrence of the Qualifying Termination, plus (b) the Executive's then-current target bonus opportunity established under the annual bonus plan in effect immediately prior to the occurrence of the Change in Control, or, if greater, the average of the Executive's actual bonus for the three (3) fiscal years immediately prior to the Change in Control, or, if greater, the target bonus in effect upon the occurrence of the Qualifying Termination.

(c) A lump-sum cash amount equal to the greater of: (i) the Executive's then-current target bonus opportunity established under the annual bonus plan for the plan year in which the Executive's date of Qualifying Termination occurs; or (ii) the Executive's target bonus opportunity in effect prior to the occurrence of the Change in Control. Such lump such cash amount, as determined under (i) or (ii) immediately above, shall be adjusted on a pro rata basis based on the number of days the Executive was actually employed during such plan year. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(d) All outstanding equity-based long-term incentive vehicles, including but not limited to stock options, stock appreciation rights, restricted stock, or restricted stock units granted subsequent to July 19, 2006 ("Equity Awards") shall become immediately vested in full upon a Qualifying Termination. In the event such

Equity Awards would not otherwise vest solely by the continued employment of the Executive ("Performance Vesting Equity Awards"), such Performance Vesting Awards shall vest at the time of the Change in Control. The number of shares that shall vest shall be determined as if a level of performance equal to 100% of target had been achieved and shall be prorated based on the length of time within the performance period elapsed prior to the Change in Control.

(e) A lump-sum cash payment equal to the total monthly premiums that would have been paid by Company for the Executive under the health insurance plan (or in the case of a self-funded plan, the cost of COBRA continuation coverage) for

(i) Tier One Executives-thirty-six (36)

(ii) Tier Two Executives-twenty-four (24)

(iii) Tier Three Executive-twelve (12)

months from the date of the Qualifying Termination.

In addition, the Company shall provide Executive with an additional payment in the amount necessary such that after payment by the Executive of all such taxes (calculated after assuming the Executive pays such taxes for the year in which the payment or benefit occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payments, the Executive effectively received coverage on a tax free basis or retains a cash amount equal to the health insurance cash payments provided pursuant to this Section 3.3(e).

(f) Subject to Article 5, the Severance Benefits payable to any Executive under this Section 3.3 shall be adjusted as set forth in this Section 3.3(f). If the sum (the "combined amount") of the lump sum amount under Section 3.3 and all other payments or benefits which the Executive has received or has the right to receive from the Company which are defined in Section 280G(b)(2)(A)(i) of the Code would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), the combined amount shall, unless the following sentence applies, be decreased by the smallest amount that will eliminate any parachute payment. For Tier I and Tier II Executives only, if the decrease referred to in the preceding sentence is 10 percent (10%) or more of the combined amount, the combined amount shall not be decreased, but rather shall be increased by an amount sufficient to provide the Executive, after tax, a net amount equal to the Code Section 4999 excise tax imposed on such combined amount, as increased pursuant to this section. For this purpose, "after tax" means the amount retained by the Executive after satisfaction (whether through withholding, direct payment or otherwise) of all applicable federal, state, provincial and local income taxes at the highest marginal tax rate, and the Executive share of any applicable FICA taxes.

3.4 Termination for Total and Permanent Disability. Following a Change in Control, if the Executive's employment is terminated with the Company due to Disability, the Company shall pay the Executive all amounts described in Section 3.3(a) herein through the Effective Date of Termination. All other benefits due Executive shall be determined in accordance with the Company's retirement, insurance, and other applicable plans and programs then in effect.

3.5 Termination Due to Death. Following a Change in Control, if the Executive's employment with the Company is terminated by reason of death, the Company shall pay the Executive's estate all amounts described in Section 3.3(a) herein through the Effective Date of Termination. All other benefits due Executive shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs then in effect.

3.6 Termination for Cause or by the Executive Other Than for Good Reason. Following a Change in Control, if the Executive's employment is terminated either: (a) by the Company for Cause; or (b) voluntarily by the Executive without Good Reason, the Company shall pay the Executive all amounts described in Section 3.3(a) herein through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Plan.

3.7 Notice of Termination. Any termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party.

Article 4. Noncompetition and Confidentiality

During the term of this Plan, the following shall apply:

(a) Confidentiality. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. All Protected Information shall remain confidential permanently, and the Executive shall not, at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive's employment with the Company), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company to enter the public domain.

For purposes of this Plan, "Protected Information" means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Plan), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

(b) Nonsolicitation. During the term of this Plan and for a period of 6 months after the Effective Date of Termination, the Executive shall not employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company.

(c) Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive's employment by the Company or any of its subsidiaries.

(d) Nondisparagement. At all times, the Executive agrees not to disparage the Company or otherwise make comments harmful to the Company's reputation.

Article 5. Excise Taxes

5.1 Excise Tax Treatment. If an Executive becomes entitled to a Gross-Up Payment as provided in Section 3.3(f), the Company shall pay the Gross-Up Payment. For any Executive who is not a Specified Employee, the Company shall pay the Gross-Up Payment as soon as administratively practicable, but not later than March 15 in the calendar year following the Executive's date of Qualifying Termination. For Specified Employees, the Company shall pay the Gross-Up Payment as soon as administratively practicable on a date on or after the date six (6) months following the date of Qualifying Termination.

5.2 Tax Computation. In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate, including, but not limited to, Company counsel or the Company's independent auditors. All calculations for purposes of determining whether any of the combined amount will be subject to the Excise Tax and the amounts of such Excise Tax will be made in accordance with applicable rules and regulations under Section 280G of the Code in effect at the relevant time.

For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant's residence on the date of termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes ignoring any loss of deduction attributable to the application of federal or state alternative minimum tax.

5.3 Subsequent Recalculation. If the Internal Revenue Service adjusts the computation of the Company so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, as reasonably determined by the Committee. For Specified Employees, such reimbursement shall be made as soon as administratively practicable but not sooner than as soon as administratively practicable on a date on or after the date six (6) months following the date of Qualifying Termination, and for Executives who are not Specified Employees, such reimbursement shall be made as soon as administratively practicable but not later than March 15 of the calendar year following the calendar year in which the Internal Revenue Service adjusts the Executive's computation. If the Internal Revenue Service adjusts the computation such that the Company has exceeded has the maximum amount for as provided, then the amount paid in excess shall be paid back to the Company.

If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Article 5, the Executive who becomes entitled to receive any refund with respect to such claim due to an overpayment of any Excise Tax or income tax, including interest and penalties with respect thereto, the Executive shall (subject to the Company's complying with the requirements of this Section 5.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

Article 6. Contractual Rights and Legal Remedies

6.1 Payment Obligations Absolute. The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Section 3.3(f) herein.

6.2 Contractual Rights to Benefits. This Plan establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

6.3 Arbitration. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute, claim or controversy arising under or in connection with this Plan settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his or her job with the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The Executive's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

6.4 Legal Fees and Expenses. The Company shall pay all reasonable legal fees, costs of litigation, costs of arbitration, prejudgment interest, and other expenses which are incurred in good faith by the Executive as a result of the Company's refusal to provide the benefits to which the Executive becomes entitled under this Plan, or as a result of the Company's (or any third party's) contesting the validity, enforceability, or interpretation of the Plan, or as a result of any conflict between the parties pertaining to this Plan; provided, however, that if the court (or arbitration panel, as applicable) determines that the Executive's claims were arbitrary and capricious, the Company shall have no obligation hereunder.

Article 7. Successors

7.1 Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether an agreement is executed, this Plan shall be binding upon and shall inure to the benefit of any successor in accordance with the operation of law and such successor shall be deemed the "Company" for purposes of this Plan.

7.2 Assignment by the Executive. No rights hereunder shall be assignable or transferable by the Executive except by will or by the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

Article 8. Miscellaneous

8.1 Employment Status. This Plan is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any of its subsidiaries. The Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him prior to a Change in Control (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 3.2).

8.2 Entire Plan. This Plan contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. In addition, the payments provided for under this Plan in the event of the Executive's termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which the Executive might otherwise be entitled.

8.3 Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand, courier or if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

8.4 Conflicting Plans. This Plan supersedes any and all prior change-in-control agreements or understandings, oral or written, entered into by and between the Company and the Executive, with respect to the subject matter hereof, and all amendments thereto, in their entirety; provided that it shall not amend the terms of existing compensatory plans qualified under Section 162(m) of the Code or equity compensation plans or awards granted thereunder prior to the date hereto. Further, the Executive hereby represents and warrants to the Company that his entering into this Plan, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Plan.

8.5 Includable Compensation. Severance Benefits provided hereunder shall not be considered "includable compensation" for purposes of determining the Executive's benefits under any other plan or program of the Company unless otherwise provided by such other plan or program.

8.6 Tax Withholding. The Company shall withhold from any amounts payable under this Plan all federal, state, city, or other taxes as legally required to be withheld.

8.7 Internal Revenue Code Section 409A. The Company may amend or modify the Plan in any manner in order to meet the requirements of Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department guidance. In addition, the Company shall, to the extent necessary and only to the extent necessary, modify the timing of delivery of Severance Benefits if it is determined that the timing would subject the Severance Benefits to the additional tax and/or interest assessed under Code Section 409A. In such event, such payments shall occur as soon as practicable without causing such payment to trigger tax penalty under Code Section 409A.

8.8 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.

Notwithstanding any other provisions of this Plan to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Plan not expressly subject to such order.

8.9 Modification. No provision of this Plan may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the applicable Executive and the Company, or by the respective parties' legal representatives or successors. No waiver by any party hereto of, or compliance with, any condition or provision of this Plan to be performed by another party shall be deemed a waiver of similar or disseminate provisions or conditions at the same or any subsequent time.

8.10 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.11 Applicable Law. To the extent not preempted by the laws of the United States, the laws of Nevada shall be the controlling law in all matters relating to this Plan without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has executed this Plan on this _______________ day of ________________, 2006.

ATTEST

Boyd Gaming Corporation

___________________________

By: ________________________,
[Title]

Appendix

Tier I

CEO

Tier II

Management Committee, other than the CEO

Tier III

Senior Vice Presidents and General Managers, other than the Management Committee, and such other key executives as may be designated by senior management